Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
November 6, 2013	Patrick L. Alexander
Chairman and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Results for the Third Quarter of 2013

Declares Cash Dividend of $0.19 per Share and 5% Stock Dividend for Landmark Stockholders

(Manhattan, KS, November 6, 2013) – Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company serving 23 communities across Kansas, reported net earnings of $1.3 million ($0.43 per diluted share) for the quarter ended September 30, 2013, compared to $1.2 million ($0.41 per diluted share) for the third quarter of 2012. For the nine months ended September 30, 2013, Landmark reported net earnings of $4.1 million ($1.39 per diluted share), compared to $4.8 million ($1.61 per diluted share) in the first nine months of 2012. Management will host a conference call to discuss these results at 10:00 a.m. (CT) on Thursday, November 7, 2013. Investors may participate via telephone by dialing (888) 317-6016. A replay of the call will be available through December 8, 2013, by dialing (877) 344-7529 and using conference number 10036016.

Additionally, Landmark’s Board of Directors declared a cash dividend of $0.19 per share, to be paid December 9, 2013, to common stockholders of record on November 27, 2013. The Board of Directors also declared a 5% stock dividend issuable December 16, 2013, to common stockholders of record on December 2, 2013. This is the 13th consecutive year that the Board has declared a 5% stock dividend.

Patrick L. Alexander, Chairman and CEO, commented: “We are pleased to report a 6.6% increase in net earnings for the third quarter of 2013, with a modest rise in net interest income and a significant reduction in provision for loan losses, as our focus on asset quality continues to keep problem assets at very manageable levels. While our year-to-date net earnings were lower in 2013 than 2012, the comparison was primarily impacted by changes in the mortgage market from the high level of originations in the prior-year period when interest rates hit historic lows. Higher mortgage rates led to a $1.3 million decrease in gains on sales of loans during the first nine months of 2013 as compared to the prior-year period. Landmark’s total deposits increased 3.4% to $499.1 million in the first nine months of 2013, while net loans increased 1.1% to $319.5 million over the same period. On an annualized basis, return on average assets was 0.87% and return on average equity was 8.72% for the first nine months of 2013. The low interest rate environment and slow-growth economy represent ongoing headwinds to improving our net interest margin and expanding lending, but we continue to focus on growing our loan portfolio with quality credit relationships, which we see as our top priority to improve earnings. We are excited about adding new customer relationships following the November 1, 2013, closing of our acquisition of Citizens Bank, which expands Landmark’s already strong presence in Kansas. We continue to believe that our risk management practices and capital strength position us well for long-term growth as the economy expands and the interest rate environment begins to return to a more normal level.”

Third Quarter Financial Highlights

Net interest income was $4.6 million for the quarter ended September 30, 2013, an increase of $67,000, or 1.5%, from the third quarter of 2012. Net interest margin, on a tax equivalent basis, increased from 3.35% in the third quarter of 2012 to 3.40% in the third quarter of 2013. Average loan balances increased from $312.4 million in the prior-year quarter to $330.1 million in the third quarter of 2013. Partially offsetting the higher average balances of loans was a decline in average total interest-earning assets from $578.2 million in the third quarter of 2012 to $572.8 million in the third quarter of 2013 as average balances of investment securities and cash declined. Interest expense on deposits and borrowed funds also declined from a year earlier. We recorded a $200,000 provision for loan losses during the third quarter of 2013 compared to $1.0 million in the same period of 2012 as asset quality improved.

Total non-interest income was $2.8 million in the third quarter of 2013, a decline of $436,000, or 13.6%, compared to the same period of 2012, which was primarily the result of a $579,000 decrease in gains on sales of loans as the volume of loans sold in the secondary market was lower compared to a year earlier due to higher mortgage rates. Partially offsetting the decline in gains on sales of loans was a $103,000 increase in fees and service charges as a result of additional fees and service charges received on deposit accounts and service fee income on one-to-four family residential real estate loans serviced for others.

Non-interest expense increased $276,000, or 5.2%, to $5.5 million for the third quarter of 2013 compared to a year earlier, primarily as a result of increases of $186,000 in foreclosure and other real estate expense and $112,000 in professional fees. The rise in foreclosure and other real estate expense reflected losses associated with liquidating a substantial portion of other real estate owned, while the increase in professional fees was the result of costs associated with our acquisition of Citizens Bank. Partially offsetting these increases was a $243,000 decline in amortization expense resulting from a one-time $212,000 valuation allowance against mortgage servicing rights recorded during the third quarter of 2012 as a decline in mortgage rates at that time decreased the estimated fair value of these assets as of September 30, 2012. Our effective tax rate increased from 18.1% for the third quarter of 2012 to 21.0% for the third quarter of 2013 as a result of higher earnings before income taxes, while tax-exempt income remained stable between the periods.

Year-to-Date Financial Highlights

Net interest income for the first nine months of 2013 decreased $311,000, or 2.3%, to $13.4 million compared to $13.7 million in the same period of 2012. The lower net interest income resulted from a decline in net interest margin, on a tax equivalent basis, to 3.37% during the first nine months of 2013 compared to 3.49% during the same period of 2012, as we were unable to lower the costs of interest-bearing liabilities to the extent necessary to offset the decline in yields on assets in this low rate environment. Partially offsetting the lower net interest margin was an increase in average interest-earning assets from $564.4 million during the first nine months of 2012 to $570.4 million during the same period of 2013. Our provision for loan losses totaled $800,000 during the first nine months of 2013 compared to $1.6 million during the prior-year period as asset quality improved.

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Total non-interest income decreased $959,000, or 10.8%, to $8.0 million in the first nine months of 2013 compared to $8.9 million in the same period of 2012, primarily as a result of a $1.3 million decrease in gains on sales of loans due to lower volumes of loans sold in the secondary market in the first nine months of 2013 as compared to the same period of 2012. Partially offsetting that was a $325,000 increase in fees and service charges as a result of additional fees and service charges received on deposit accounts and service fee income on one-to-four family residential real estate loans serviced for others.

During the first nine months of 2013, no gains or losses on investment securities were recognized. This compares to $359,000 in gains on sales of investment securities during the first nine months of 2012 as a result of selling approximately $8.0 million of mortgage-backed investment securities. Partially offsetting the prior-year gains on sales of investment securities, during the first quarter of 2012 we recognized a credit-related, other-than-temporary impairment loss of $63,000 on one of our investments in pooled trust preferred securities. We sold our portfolio of pooled trust preferred investment securities during the fourth quarter of 2012.

Non-interest expense increased $161,000, or 1.1%, to $15.3 million for the first nine months of 2013 compared to the same period of 2012. The increase in non-interest expense was primarily the result of an increase of $216,000 in foreclosure and other real estate expense, reflecting losses associated with liquidating a substantial portion of our other real estate owned. In addition, our acquisition of The Wellsville Bank on April 1, 2012, contributed to overall increases of $185,000 in compensation and benefits, $76,000 in federal deposit insurance premiums and $65,000 in data processing costs. Partially offsetting those increases was a $429,000 decline in amortization expense. During the third quarter of 2012, we recorded a $212,000 valuation allowance against our mortgage servicing rights, which increased amortization expense for the nine months ended September 30, 2012. The valuation allowance was reversed during the second quarter of 2013, which reduced amortization expense for the nine months ended September 30, 2013. Our effective tax rate decreased from 23.6% for the first nine months of 2012 to 21.8% for the same period of 2013 as a result of lower earnings before income taxes, while tax-exempt income remained stable between the periods.

Balance Sheet Highlights

Total assets increased 2.6% to $630.1 million at September 30, 2013, from $614.1 million at December 31, 2012. Stockholders’ equity decreased slightly to $63.2 million (book value of $21.53 per share) at September 30, 2013, from $63.3 million (book value of $21.67 per share) at December 31, 2012. The ratio of equity to total assets decreased to 10.03% at September 30, 2013, from 10.31% at December 31, 2012, and our ratio of tangible equity to tangible assets decreased to 7.72% from 8.00% for the same periods. Net loans increased 1.1% to $319.5 million at September 30, 2013, compared to $315.9 million at December 31, 2012. Our investment securities increased 8.8% to $237.7 million at September 30, 2013, from $218.5 million at December 31, 2012, as we invested a portion of the excess liquidity generated by the $16.6 million increase in deposits during the first nine months of 2013.

At September 30, 2013, the allowance for loan losses was $5.1 million, or 1.58% of gross loans outstanding, compared to $4.6 million, or 1.43% of gross loans outstanding, at December 31, 2012. Non-performing loans decreased to $6.5 million, or 2.01% of gross loans, at September 30, 2013, from $9.1 million, or 2.84% of gross loans, at December 31, 2012. We recorded net loan charge-offs of $255,000 during the first nine months of 2013 compared to $140,000 during the same period of 2012. The increase in charge-offs and reduction in non-performing loans during the first nine months of 2013 was principally associated with liquidating the assets securing a previously identified and impaired $1.1 million commercial loan relationship, which was fully reserved as of December 31, 2012.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the NASDAQ Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 30 locations in 23 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (3), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, LaCrosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc (the “Company”). Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected outcomes of existing or new litigation; (x) changes in accounting policies and practices; (xi) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xii) declines in the value of our investment portfolio; (xiii) the ability to raise additional capital; and (xiv) declines in real estate values. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Landmark Bancorp, Inc. and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

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Financial Highlights

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	September 30,	December 31,	September 30,
	2013	2012	2012
ASSETS:
Cash and cash equivalents	$12,130	$14,920	$23,117
Investment securities	237,705	218,538	244,745
Loans, net	319,523	315,914	307,292
Loans held for sale	3,769	7,163	9,767
Premises and equipment, net	14,636	14,967	15,106
Bank owned life insurance	17,177	16,701	16,548
Goodwill	13,075	13,075	13,075
Other intangible assets, net	2,712	2,394	2,266
Other assets	9,326	10,395	12,302
TOTAL ASSETS	$630,053	$614,067	$644,218

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits	$499,107	$482,500	$514,820
Federal Home Loan Bank and other borrowings	60,232	59,967	59,031
Other liabilities	7,498	8,267	7,446
Total liabilities	566,837	550,734	581,297
Stockholders' equity	63,216	63,333	62,921
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$630,053	$614,067	$644,218

LOANS (unaudited):

One-to-four family residential real estate	$95,759	$88,454	$82,457
Construction and land	22,633	23,435	24,619
Commercial real estate	98,616	88,790	90,163
Commercial	54,951	64,570	59,360
Agriculture	33,166	31,935	32,927
Municipal	6,196	9,857	10,065
Consumer	13,307	13,417	13,563
Net deferred loan costs and loans in process	21	37	305
Allowance for loan losses	(5,126)	(4,581)	(6,167)
Loans, net	$319,523	$315,914	$307,292

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$6,520	$9,108	$4,577
Accruing loans over 90 days past due	-	-	-
Non-performing investment securities	-	-	1,024
Real estate owned	455	2,444	2,584
Total non-performing assets	$6,975	$11,552	$8,185

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.37%	0.69%	0.94%
Total non-performing loans to gross loans outstanding	2.01%	2.84%	1.46%
Total non-performing assets to total assets	1.11%	1.88%	1.27%
Allowance for loan losses to gross loans outstanding	1.58%	1.43%	1.97%
Allowance for loan losses to total non-performing loans	78.62%	50.30%	134.74%
Equity to total assets	10.03%	10.31%	9.77%
Tangible equity to tangible assets (1)	7.72%	8.00%	7.57%
Book value per share (2)	$21.53	$21.67	$21.43

(1) Tangible equity to tangible assets is a non-GAAP financial ratio calculated as stockholders' equity reduced by goodwill and other intangible assets, net divided by total assets reduced by goodwill and other intangible assets, net.

(2) Per share value at September 30, 2012 has been adjusted to give effect to the 5% stock dividend paid during December 2012.

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Financial Highlights (continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Interest income:
Loans	$4,078	$4,129	$12,028	$12,667
Investment securities and other	1,245	1,360	3,676	4,082
Total interest income	5,323	5,489	15,704	16,749

Interest expense:
Deposits	312	525	1,044	1,692
Borrowed funds	419	439	1,240	1,326
Total interest expense	731	964	2,284	3,018

Net interest income	4,592	4,525	13,420	13,731
Provision for loan losses	200	1,000	800	1,600
Net interest income after provision for loan losses	4,392	3,525	12,620	12,131

Non-interest income:
Fees and service charges	1,463	1,360	4,176	3,851
Gains on sales of loans, net	1,047	1,626	2,956	4,255
Bank owned life insurance	136	103	426	393
Other	133	126	398	416
Total non-interest income	2,779	3,215	7,956	8,915

Investment securities:
Net impairment losses	-	-	-	(63)
Gains on sales of investment securities, net	-	-	-	359
Investment securities gains, net	-	-	-	296

Non-interest expense:
Compensation and benefits	2,544	2,457	7,450	7,265
Occupancy and equipment	763	771	2,198	2,254
Professional fees	393	281	875	848
Amortization of intangibles	238	481	478	907
Data processing	234	213	696	631
Advertising	107	121	321	363
Federal deposit insurance premiums	107	80	338	262
Foreclosure and real estate owned expense	246	60	305	89
Other	912	804	2,627	2,508
Total non-interest expense	5,544	5,268	15,288	15,127

Earnings before income taxes	1,627	1,472	5,288	6,215
Income tax expense	342	267	1,154	1,465
Net earnings	$1,285	$1,205	$4,134	$4,750

Net earnings per share (1)
Basic	$0.44	$0.41	$1.41	$1.63
Diluted	0.43	0.41	1.39	1.61

Shares outstanding at end of period (1)	2,935,833	2,922,549	2,935,833	2,922,549

Weighted average common shares outstanding - basic (1)	2,935,833	2,922,435	2,928,243	2,922,207
Weighted average common shares outstanding - diluted (1)	2,979,873	2,947,690	2,978,692	2,941,803

OTHER DATA (unaudited):

Return on average assets (2)	0.80%	0.74%	0.87%	1.00%
Return on average equity (2)	8.19%	7.69%	8.72%	10.40%
Return on average tangible equity (2) (4)	10.98%	10.25%	11.58%	13.84%
Net interest margin (2) (3)	3.40%	3.35%	3.37%	3.49%

(1) Share and per share values at or for the period ended September 30, 2012 have been adjusted to give effect to the 5% stock dividend paid during December 2012.

(2) Information for the three and nine months ended September 30 is annualized.

(3) Net interest margin is presented on a fully tax equivalent basis, using a 34% federal tax rate.

(4) Return on average tangible equity is a non-GAAP financial ratio calculated as net earnings divided by average stockholders' equity reduced by average goodwill and average other intangible assets, net.

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